COHEN & STEERS QUALITY INCOME REALTY FUND, INC.

	ARTICLES SUPPLEMENTARY

	Cohen & Steers Quality Income Realty Fund, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article FIFTH of the Articles of Incorporation of the Corporation, as amended and supplemented (the "Charter"), the Board of Directors of the Corporation (the "Board"), by resolutions duly adopted, has reclassified and designated 17,360 authorized but unissued shares of auction market preferred stock as shares (the "Shares") of Common Stock
(as defined in the Charter), with the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of or rights to require redemption of Common Stock generally set forth in the Charter.

SECOND: The Shares have been reclassified and designated by the Board under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned President acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its
 Assistant Secretary on this 10th day of December, 2009.

ATTEST:					COHEN & STEERS QUALITY INCOME
					REALTY FUND, INC.



/s/ Tina M. Payne				By:  /s/ Adam M. Derechin
Tina M. Payne								Adam M. Derechin
Assistant Secretary					President